NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB-UPBS

Upstream Biosciences Inc. Appoints
B.C. Children's Hospital's
Dr. Brett Casey
To Scientific Advisory Board

May 24, 2006 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, has announced today the appointment of Dr. Brett Casey to its scientific advisory board. Dr. Casey is the Director of the Molecular Genetics Laboratory at British Columbia's Children's Hospital.

Dr. Casey, Head of the Program in Laboratory Genetics at BC Children's Hospital, completed residency in Anatomic and Clinical Pathology at the University of California, San Diego, and fellowships in Pediatric Pathology and Human Molecular Genetics at Baylor College of Medicine. Dr. Casey's research interests have focused on human malformation syndromes, and his clinical expertise encompasses a broad range of applications in molecular genetics. He is a diplomate of the American Boards of Pathology and of Genetics and a Fellow of both the American and Canadian College of Medical Genetics.

"Dr. Casey brings clinical experience to our team," says Upstream CEO Joel Bellenson. "Dr. Casey's practical knowledge in molecular pathology can help Upstream discover effective diagnostic tools."

"Genetic research could have a major impact on the world of diagnostics. I look forward to working with Upstream to help them discover exciting new diagnostic markers," says Dr. Casey.

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,' which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) Dr. Casey can help the Company discover effective diagnostic tools; (iii) genetic research could have a major impact in the field of diagnostics; (iv) Mr. Casey may assist the Company in discovering new diagnostic markers; (v) the Company is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility; (vi) the Company is developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile; (vii) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; and (viii) the Company's data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.